Exhibit 10.3

Ng Wing Fai Page 1 / 5

PRIVATE AND CONFIDENTIAL

01 November 2022

Mr. Ng Wing Fai

Present

Dear Wing Fai,

RE: Letter of Appointment (“the Contract”) and Transfer (“Transfer”)

We are pleased to inform you that with effect from 1 November 2022, the employer of your employment with AGBA Management Company Limited, will be replaced with Tandem Money Hong Kong Limited (the “Company”). Your position will remain Group President (Grade 8-8B), with the following terms and conditions.

Date of Commencement

1 November 2022

Your previous years of service accrued with AGBA Management Company Limited from 15 September 2015 will be taken into account in calculating your period of service with the Company.

Gross Basic Salary

You will be paid an annual basic salary of HK$10,350,048 in 12 monthly installments (i.e. HK$862,504 per month).

Discretionary Annual Performance Bonus (the “Bonus”)

You will continue to participate in the Discretionary Annual Performance Bonus Scheme (the “Scheme”). The Bonus amount will be determined by the management of the Company (“the “Management”) according to the business results and your performance (including your individual appraisal). The Bonus is of a gratuitous nature (in other words the bonus does not form part of your wages for the purpose of the Employment Ordinance) and the Company retains full discretion to review and modify the Scheme from time to time without prior notice to you.

If you join the Company other than the first day of the calendar year, your first year’s Bonus entitlement, if any, will be calculated on a pro-rata basis and subject to successful completion of your probation by the year-end.

No Bonus will be paid if you are no longer in employment or are under notice of termination of employment, either given to or received from the Company, at the time that Bonus is due to be paid, or if you have been disciplined and the disciplinary sanction is still current at that time.

Mandatory Provident Fund Scheme (“MPFS”)

Your entitlement to the MPFS will continue and the employee contributions to the MPFS will be deducted from your monthly basic salary. Please refer to the “Staff Handbook” for details of the MPFS.

AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong | 香港灣仔莊士敦道68號匯邦集團大廈

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Office Hours

The office hours are from Monday to Friday from 9:00am to 5:30pm with a one-hour lunch break. However, subject to the nature of your position, you are expected to work beyond such hours as are reasonably necessary to carry out your duties, as instructed or directed by the Management.

Probation

Not applicable or if you are under probation with AGBA Management Company Limited at the time of Transfer, your probation will continue with the same conditions until it is successfully completed.

Secondment

You understand that the Company may render or provide services to its associated companies. You accept and agree that the Company may second, transfer, instruct, or direct you to work or perform your work or duties for the associated companies (as defined under the Companies Ordinance, Cap.622) of the Company, including but not limited to the associated companies set out in the Schedule to this Contract, on either a temporary or permanent basis and either on a part time or full time basis on the same terms and conditions as set out in this Contract or otherwise mutually agreed between the Company and you. Further, you understand, accept, and agree that you may have to concurrently work or perform your work or duties for the Company and its associated companies, subject to the instructions and directions of the Management.

For the avoidance of doubt, the Company may change, revise, or amend any of the associated companies as set out in the Schedule to this Contract from time to time without notice to you.

Annual Leave

You will be entitled to 25 working days per calendar year, if applicable, upon completion of three months’ service should your Join Group Date is within three months at time of Transfer. It will be increased in accordance with your position grading with the Company per the policy of the Company. Any untaken or overtaken Annual Leave balance will be carried forwarded to the Company upon Transfer. For incomplete year of service, your entitlement will be pro-rated accordingly.

Fringe Benefits

You will be entitled to all fringe benefits of the Company in accordance with your Benefit Band IV upon completion of probationary period if applicable.

Tax Responsibility

You will be responsible for the payment of your personal income tax.

AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong | 香港灣仔莊士敦道68號匯邦集團大廈

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Termination of Employment

(a)	This Contract may be terminated by either party as follows:

(i)	During the first month of probationary period, no notice is required.

(ii)	Starting from the second month, either party is required to give seven (7) days written notice or salary in lieu of notice.

(iii)	After written confirmation of employment, three (3) month(s) written notice or salary in lieu of notice is required.

(b)	This Contract may be terminated by the Company without the notice or salary in lieu of notice to you as set out in (a) above if:

(i)	you committed any act in breach of the policies and procedures of the Company or its associated companies or applicable industry codes of practice, regulatory requirements, or laws which is sufficiently serious in the circumstances to warrant summary dismissal, or you have been guilty of misconduct, fraud or dishonesty, neglect of duty or wilful disobedience; or

(ii)	your work duties in relation to your position require you to act in certain capacity in compliance with the applicable regulatory or statutory requirements (local and/or overseas), such as a responsible officer under the Insurance Ordinance, Mandatory Provident Fund Schemes Ordinance, or the Securities and Futures Ordinance, the management-in-charge under the regime of the Securities and Futures Commission, or a legal representative in a foreign invested company in People’s Republic of China, and any such requirement is not discharged or met by you within a reasonable period of time.

Employees’ Obligations upon Termination

(a)	Upon the termination of this Contract for any cause whatsoever you shall:

(i)	immediately deliver up to the Company and its associated companies all documents, statistics, accounts, records, programs and other items of whatsoever nature or description which may be in your possession or under your control which relate in any way to the business or affairs of the Company and/or its associated companies and no information from or copies of any such documents as aforesaid or any part thereof shall be retained by you in any form; and

(ii)	in the event that you shall in the course of this employment create any intellectual property rights which is capable of giving rise to a proprietary interest (the “Intellectual Property”) relating to or capable of being used in the businesses of the Company and/or its associated companies, the Intellectual Property shall be the property of the Company or its associated companies. The Company expects you to comply with the Intellectual Property policies of the Company and its associated companies at all times. You may not use of any Intellectual Property for a party other than the Company its associated companies unless the use is permitted or authorized by the Management. Rights and obligations under this clause shall continue to be in force after the termination of this Contract in respect of any Intellectual Property created during the term of this employment and shall be binding upon the personal representatives of yourself.

(b)	During the term of this Contract and for a period of six (6) months after its termination for whatever cause, you undertake that you shall not, directly or indirectly, solicit or induce any person who is

(i)	a sales person or consultant or (ii) any person who is employed or engaged by the Company or its associated companies and with whom you have any dealing in the course of your employment, to terminate his or her employment or engagement with the Company and/or its associated companies.

AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong | 香港灣仔莊士敦道68號匯邦集團大廈

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(c)	You further undertake that, during the term of this Contract and for a period of six (6) months after its termination for whatever cause, you shall not, directly or indirectly, solicit business from any customers or accounts of the Company and/or its associated companies with whom you have service or dealings while you are employed by the Company. These covenants do not restrict the right of a former employee to pursue any profession or job at any time after termination of employment with the Company. You acknowledge that the restrictions imposed on you herein are reasonable and necessary to protect the trade secrets and proprietary interests of the Company and its associated companies.

Company Policies, Procedures and Regulatory Requirements

During the term of this Contract, you shall at all times and in all respects comply with:

(a)	all internal policies and procedures from time to time issued by the Company and/or its associated companies;

(b)	all laws, regulations and industry codes of practice applicable to your work and duties;

(c)	the statutory and regulatory requirements as to the capacity under which your work duties require you act accordingly; and

(d)	all reasonable and lawful instructions or directions given to you by the Management or under the authority of the Company.

Your agreement to be bound by this clause is a condition of your employment. Failure to comply with the above will result in disciplinary action possibly leading to dismissal.

Confidentiality

You shall not during or after the termination of this Contract reveal or disclose to any person or persons, except what is necessary in the proper performance of your work duties hereunder or with the prior consent of the Management so to do, any Confidential Information, including any trade secret, which you may receive, obtain or discover in relation to the business or affairs of the Company and/or its associated companies.

“Confidential Information” means all information, know-how and records (in whatever form held) relating to the business or affairs of the Company and/or its associated companies including (but without prejudice to the generality of the foregoing) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, contact details of customers or potential customers or any suppliers and potential suppliers of the Company and/or its associated companies, sales information and statistic, market surveys and plans, sales techniques, price lists, business plans and methods, corporate plans, management systems, finances, maturing business opportunities, research and development of the Company and/or its associated companies, forecasts and technical or other expertise and computer software and accounting and tax records, correspondences, orders and enquiries that are confidential or not generally known and all such other information in respect of which the Company and/or its associated companies is bound by a legally enforceable obligation of confidence to a third party, and information generally understood by you or considered by the Company or its associated companies to be confidential.

AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong | 香港灣仔莊士敦道68號匯邦集團大廈

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Exclusion of Other Occupations

During the term of this Contract, you shall not, without the prior written consent of the Company, engage or be concerned either directly or indirectly as principal, agent, director, employee, or otherwise in any other trade, business, occupation or private professional practice.

Garden Leave

The Company reserves the right, at its sole discretion, not to assign any work to you and may at any time or from time to time direct you not to perform some or all of your work duties or exclude you from any premises of the Company and/or its associated companies without giving any reason. Your salary and benefits will not cease to be payable by reason only of the Company invoking any such arrangement.

Governing Law

This Contract will be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region (“HKSAR”). The Company and you shall submit to the jurisdiction of the Courts of HKSAR in relation to any dispute arising in connection with this Contract.

This Contract supersedes any prior oral or written understanding regarding the terms and conditions of your employment with the Company. Details of the other terms and conditions which apply to your employment are stated in the Staff Handbook which may be changed from time to time.

This offer of employment is subject to satisfactory references from your previous employers, if applicable, and your legal capacity and status to be employed in Hong Kong.

On behalf of the Company, we extend to you a warm welcome and wish you every success in your career with the Company. Please indicate your understanding, acceptance, and agreement of the above terms and conditions by signing and returning the duplicate of this Contract to us.

Yours sincerely,
For and on behalf of
AGBA Management Company Limited and
Tandem Money Hong Kong Limited	Agreed and Accepted:

/s/ Jean Kam	/s/ Ng Wing Fai
Jean Kam	Ng Wing Fai
Head of Human Resources	HKID Card No.: G289503(9)
01 November 2022	Date:

JK/cl

AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong | 香港灣仔莊士敦道68號匯邦集團大廈